THOMPSON ATLANTA   BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON    NEW YORK  WASHINGTON, D.C.

HINE

December 19, 2007

Miller Investment Trust 20 William Street Wellesley, Massachusetts 02481

Re:  Miller Investment Trust, File Nos. 333-146552 and 811-22131

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-146552 and 811-22131 (the “Registration Statement”), of Miller Investment Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the Class A Shares and the Class I Shares of the Miller Convertible Fund (the “Fund”), if issued in accordance with the then-current Prospectuses and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

                                                                                                /s/ THOMPSON HINE LLP

THOMPSON HINE LLP

JMS/DSM